EXHIBIT 5.1

555 Eleventh Street, N.W., Suite 1000
Washington, D.C. 20004-1304
Tel: (202) 637-2200 Fax: (202) 637-2201
www.lw.com

FIRM / AFFILIATE OFFICES
	Brussels	New York
	Chicago	Northern Virginia
July 31, 2006	Frankfurt	Orange County
	Hamburg	Paris
ORBIMAGE Holdings Inc.	Hong Kong	San Diego
21700 Atlantic Boulevard	London	San Francisco
Dulles, VA 20166	Los Angeles	Shanghai
	Milan	Silicon Valley
	Moscow	Singapore
	Munich	Tokyo
	New Jersey	Washington, D.C.
Re:	$250,000,000 Aggregate Principal Amount of Senior Secured Floating Rate Notes due 2012
Ladies and Gentlemen:
     We have acted as special counsel to ORBIMAGE Holdings Inc., a Delaware corporation (the “Company”), in connection with the issuance by the Company of up to $250,000,000 aggregate principal amount of Senior Secured Floating Rate Notes due 2012 (the “Securities”) and the guarantee of the Securities (the “Guarantee”) by ORBIMAGE Inc., a Delaware corporation (the “Guarantor”), under the Indenture dated as of June 29, 2005 between the Company and The Bank of New York, as Trustee (the “Trustee), as supplemented by a Supplemental Indenture, dated as of July 7, 2005 among the Company, the Guarantor and the Trustee (as supplemented, the “Indenture”), and pursuant to a registration statement on Form S-4 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on June 21, 2006 (File No. 333-135171), as amended by Amendment No. 1 thereto, filed with the Commission on July 31, 2006 (the “Registration Statement”). This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or the related Prospectus, other than as to the enforceability of the Securities and the Guarantee.
     As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon the foregoing and upon certificates and other assurances of officers of the Company, the Guarantor and others as to factual matters without having independently verified such factual matters.
     We are opining herein as to the internal laws of the State of New York and the General Corporation Law of the State of Delaware (the “DGCL”), and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or, in the case of Delaware, any other laws, or as to any matters of municipal law or the laws of any local agencies within any state.
     Subject to the foregoing and the other matters set forth herein, it is our opinion that as of the date hereof the Securities and the Guarantee have been duly authorized by all necessary

July 31, 2006

corporate action of the Company and the Guarantor, respectively, and, when the Securities have been duly executed, issued, authenticated and delivered by or on behalf of the Company against delivery and payment therefore in accordance with the Indenture and the exchange offer described in the Prospectus, the Securities and the Guarantee will be legally valid and binding obligations of the Company and the Guarantor, respectively, enforceable against each of them in accordance with their respective terms.
     The opinion rendered in the preceding paragraph relating to the enforceability of the Securities and the Guarantee is subject to the following exceptions, limitations and qualifications: (a) the effect of bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights and remedies of creditors; (b) the effect of general principles of equity, whether enforcement is considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of the court before which any proceeding therefor may be brought; (c) the unenforceability under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy; (d) we express no opinion concerning the enforceability of (i) the waiver of rights or defenses contained in Section 6.12 of the Indenture, (ii) any provision requiring the payment of attorneys’ fees, where such payment is contrary to law or public policy; (iii) any provisions permitting, upon the acceleration of the Securities, collection of that portion of the stated principal amount thereof which might be determined to constitute unearned interest thereon; or (iv) any provision to the effect that a guarantor is liable as a primary obligor and not merely as a surety.
     With your consent, we have assumed (a) that the Indenture has been duly authorized, executed and delivered by, and constitutes a legally valid and binding obligation of, the Trustee, enforceable against it in accordance with its terms, and (b) that the status of the Indenture, the Securities and the Guarantee as legally valid and binding obligations of the respective parties thereto is not affected by any (i) breaches of, or defaults under, agreements or instruments, (ii) violations of statutes, rules, regulations or court or governmental orders, or (iii) failures to obtain required consents, approvals or authorizations from, or make required registrations, declarations or filings with, governmental authorities.
     This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of federal securities laws. We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm contained in the Prospectus under the heading “Validity of Securities.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Latham & Watkins LLP